EXHIBIT 10.18

ASSET PURCHASE AGREEMENT

providing for the purchase of certain assets of

ELECTRIC MOTORSPORTS, LLC,
an Ohio limited liability company,

and

Robert Gruenwald

(“Sellers”)

by

BALQON CORPORATION,
a California corporation

(“Buyer”)

ASSET PURCHASE AGREEMENT

          THIS ASSET PURCHASE AGREEMENT, dated as of September 9, 2008 (this “Agreement”), is made between (i) BALQON CORPORATION, INC., a California corporation (“Buyer”), on the one hand, and (ii) ELECTRIC MOTORSPORTS, LLC, an Ohio limited liability company (“EMS”), and Robert Gruenwald, an individual and sole member of EMS (“Gruenwald” and, together with EMS, “Sellers” and each, a “Seller”). with reference to the following facts.

RECITALS

                A. Sellers are engaged in the business of manufacturing and selling, electric vehicle components including motor controllers, chargers, converters, and motors worldwide (the “Business”).

                B. Gruenwald owns all of the issued and outstanding membership interests of EMS.

                C. EMS and Gruenwald have designed an electronic controller for Balqon (the “Controller”).

                D. Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, substantially all of the assets of EMS and all of Gruenwald’s right, title and interest in any and all intellectual property relating to the Business on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

          The parties agree as follows:

ARTICLE 1. PURCHASE AND SALE OF ASSETS

            1.1 Agreement to Purchase and Sell Assets. On the terms and subject to the conditions of this Agreement, Buyer shall purchase and acquire from Sellers, and Sellers shall sell, convey, assign, transfer, and deliver to Buyer, (i) all of the assets and property of EMS, including but not limited to all of Intellectual Property Rights held by EMS as of the Closing (as defined in Section 2.1 below), except for the assets, if any, specifically described on the attached Exhibit 1.1 (the “Excluded Assets”), and (ii) all of Gruenwald’s right, title and interest in all of any Intellectual Property Rights relating in any way whatsoever to the Business. As used herein, “Intellectual Property Rights” shall mean all (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered and unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) software, data, data bases and documentation thereof, (v) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans, supplier lists and information [and customer lists and information], (vi) other intellectual property rights and (vii) copies and tangible embodiments thereof (in whatever form or medium). The assets and property to be purchased by Buyer (collectively, the “Purchased Assets”) shall include, without limitation, the following:

          (a) Intellectual Property. All of the right, title, benefit, and interest in and to (i) all Intellectual Property Rights of EMS (including, without limitation, any right to use any trade name such as “ELECTRIC MOTORSPORTS” and all derivations thereof), and other intellectual property rights, presently owned, possessed, or used by EMS, and (ii) all right, title, benefit and interest in and to all Intellectual Property Rights owned, possessed or used by Gruenwald in connection with the operation of the Business. Such Intellectual Property Rights of EMS and Gruenwald purchased hereby include but are not limited to, those listed on Exhibit 1.1(c). Collectively, the Intellectual Property Rights of EMS and Gruenwald purchased by Buyer hereunder shall be referred to as the “Intellectual Property”.

          (b) Records. All records, customer and supplier lists, product information, product drawings, production documentation, material specifications, equipment lists, formulae, specifications, drawings, plans, reports, data, notes, correspondence, contracts, labels, catalogues, website, software, brochures, art work, photographs, advertising materials, marketing and production literature, files, and other records and documents concerning the Business in the possession or control of either of the Sellers, including but not limited to any books of account, ledgers, and other financial records, but excluding the company records and minute books of EMS (collectively, the records to be delivered hereunder are hereinafter referred to as the “Business Information”).

          (c) Permits and Licenses. To the extent transferable and subject to obtaining any necessary third-party consents, all permits, licenses, franchises, and approvals relating to or maintained as part of the Business.

          (f) Manufacturer Warranties. To the extent transferable, all of the product and service warranties of manufacturers with respect to products purchased, sold, distributed, or serviced with respect to the Business on or before the Closing Date (the “Manufacturers Warranties”).

          (g) Intangible Property Rights. All of the choses in action, claims, causes, or rights of action and intangible property rights held by either of the Sellers arising from or concerning the Business, including but not limited to rights arising under any manufacturer’s warranties and, to the extent transferable, restrictive covenants, confidentiality obligations, and similar obligations of all present and former members, managers, officers, and employees of either of the Sellers relating to or concerning the Business.

Sellers shall transfer the Purchased Assets to Buyer free and clear of all claims, liens, mortgages, pledges, security interests, encumbrances, charges, obligations, assignments, leases, and any other restrictions of any kind (“Encumbrances”), except for restrictions solely arising from and relating to the Assumed Liabilities (defined below)

            1.2 Purchase Price. As consideration for the Purchased Assets and the other covenants (including the covenants not to compete) of Sellers in this Agreement (the “Purchase Price”), Buyer shall pay to Sellers the sum of Three hundred and fifty thousand ($350,000) (the “Cash Purchase Price”), of which $250,000 shall be paid at the Closing (defined below), and $100,000 (“Holdback”) subject to any adjustments as provided herein, paid in form of promissory note to be delivered at the Closing and payable within six months following the date of the Closing (the “Closing Date”) with interest on the unpaid principal balance from the Closing Date, until paid, at the Prime Rate published by the Wall Street Journal.

            1.3 Assumed Liabilities. At the Closing, in addition to Buyer’s obligations under Section 1.2 above, Buyer shall assume and agree to pay, perform, and discharge, when due, only the following liabilities and obligations of Seller (collectively, the “Assumed Liabilities”):

    (a) Contract Liabilities. The liabilities and obligations of EMS arising after the Closing Date with respect to the contracts, agreements, and commitments specifically listed on the attached Exhibit 1.3(a) (the “Assumed Contracts”).

    (b) Warranty Liabilities. The liabilities and obligations arising after the Closing Date with respect to any claim under warranty issued by EMS for product sold by EMS before the Closing Date, up to an aggregate maximum of Twenty five Thousand Dollars ($25,000.00), net of any costs recovered or recouped by Buyer in connection with warranty matters. Warranty liability in excess of Twenty five Thousand Dollars ($25,000.00) shall be the sole responsibility of and paid by the Sellers.

Except for the Assumed Liabilities, Buyer shall not assume or be obligated to pay, perform, or discharge any liability, obligation, debt, charge, or expense of either of the Sellers of any kind, description, or character, whether accrued, absolute, contingent, or otherwise, or whether or not disclosed to Buyer in this Agreement, the Disclosure Schedule (defined below), or otherwise (collectively, the “Excluded Liabilities”). Without limiting the generality of the foregoing, and notwithstanding anything to the contrary contained in this Agreement, except for the Assumed Liabilities, Buyer shall not assume or be obligated to pay, perform, or discharge any liability, obligation, debt, charge, or expense of either of the Sellers even if imposed upon Buyer as a successor to EMS, with respect to any action, suit, proceeding, or claim arising out of or relating to any event occurring, or with respect to any cause of action arising, before or after the Closing Date, whether or not asserted before or after the Closing Date, including but not limited to any liability, obligation, debt, charge, or expense related to taxes, environmental matters, agreements with sales representatives, employee benefits, obligations or policies, judgments, product warranty claims, product liability claims, and contractual claims.   Buyer shall likewise not assume or be obligated to pay, perform, or discharge any liability, obligation, debt, charge, or expense of Gruenwald.

            1.4 Limited License. Notwithstanding the transfer of the Intellectual Property noted herein, Buyer grants to Sellers a limited license to use the Intellectual Property, for a period not to exceed six (6) months after the Closing Date and subject to the revocation of such license for any reason in the sole discretion of the Buyer, for the limited purpose of completing all orders and contracts entered into prior to the Closing Date and listed on Exhibit 1.4.

            1.5 Allocation of Purchase Price. The Purchase Price and the Assumed Liabilities (to the extent the assumption thereof would be considered an amount realized for tax purposes) shall be allocated among the Purchased Assets and Seller’s other covenants set forth in this Agreement, as set forth on attached Exhibit 1.5 (which Exhibit 1.5 shall be mutually agreed upon prior to Closing). The allocation set forth on Exhibit 1.5 shall be conclusive and binding on Buyer, EMS, and Gruenwald for all purposes, including, but not limited to, reporting and disclosure requirements under the Internal Revenue Code of 1986, as amended (the “Code”), and any other state, local, or foreign tax authority.

ARTICLE 2. CLOSING

            2.1 Place and Date of Closing. The purchase and sale contemplated by this Agreement (the “Closing”) shall take place, on or before September 1, 2008, or at any other place, time, and date mutually agreed upon by Buyer and Sellers. The Closing shall be deemed to be effective upon the close of business on the Closing Date.

            2.2 Deliveries at Closing.

         (a) Buyer’s Deliveries. At the Closing, Buyer shall execute and/or deliver, or cause to be executed and/or delivered: (i) Two hundred and fifty thousand Dollars ($250,000.00) in immediately available funds; (ii) Promissory Note attached hereto as Exhibit 1.2; (vi) the Employment Agreement (as defined in Section 5.9 below); and (vii) any and all other agreements, certificates, instruments, and other documents required of Buyer under this Agreement.

         (b) Seller’s and the Shareholders’ Deliveries. At the Closing, EMA and Gruenwald, as the case may be, shall execute and deliver, or cause to be executed and delivered: (i) bills of sale, endorsements, assignments, and other instruments of conveyance, reasonably acceptable to Buyer, that shall be sufficient to transfer title to the Purchased Assets to Buyer; (ii) the Employment Agreement executed by Bob Gruenwald; (iv) certified copies of resolutions of the members of EMS or similar documentation reasonably acceptable to Buyer, authorizing the consummation of the transactions contemplated by this Agreement; (v) a good standing certificate for Seller from the State of Ohio, as of a date no more than thirty (30) days before the Closing Date; (vi) copies of all documents evidencing other necessary action and governmental approvals, if any, with respect to this Agreement and the transactions contemplated by this Agreement that Buyer reasonably requests; (vii) documents necessary for Seller to abandon use of the name “ELECTRIC MOTOR SPORTS of Ohio”; (viii) all records and other documents included in the Purchased Assets; and (ix) any and all other agreements, certificates, instruments, and other documents required of Seller under this Agreement.

        (c) Further Actions. Buyer and each of the Sellers shall take all further actions and execute and deliver any additional agreements, certificates, instruments, and other documents on or after the Closing as Buyer shall deem reasonably necessary to effectuate the transactions contemplated by this Agreement.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF SELLERS

    EMS and Gruenwald, jointly and severally, represent and warrant to Buyer as follows:

    3.1 Disclosure Schedule. Attached to this Agreement are numbered schedules (collectively, the “Disclosure Schedule”) corresponding to the sections and subsections of this Article. Each individual schedule in the Disclosure Schedule contains exceptions to the specifically identified section and subsection contained in this Article and sets forth each exception in reasonable detail, with attached documentation as necessary to reasonably explain the exception. Any exception to the representations and warranties contained in a section or subsection of this Article is described in a separate schedule of the Disclosure Schedule that specifically identifies the applicable section or subsection of this Article. The Disclosure Schedule is complete and accurate in all respects. Sellers have provided Buyer with true and complete copies of all documents referenced in the Disclosure Schedule. Sellers are responsible for including all schedules of the Disclosure Schedule.

    3.2 Seller’s Organization and Good Standing. EMS is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Ohio. Except as set forth on Schedule 3.2 of the Disclosure Schedule, neither the character of the properties owned, leased, or used by Seller, nor the nature of the business transacted by Seller on or before the Closing Date, require the licensing or qualification of Seller in any other jurisdiction. Gruenwald owns one hundred percent (100%) of the issued and outstanding membership interests of EMS, free and clear of any and all liens, claims, encumbrances, or rights of third parties whatsoever. EMS has no membership interests, economic interests or other securities other than those owned by Gruenwald, and there are no outstanding subscriptions, options, rights, warrants, calls, or other agreements or commitments obligating EMS or Gruenwald to sell or issue any membership or other equity interests or other securities of EMS or any securities convertible into any membership or other equity interests of EMS, nor are there any voting trusts or any other agreements or understandings with respect to the voting of such membership or other equity interests of EMS or securities of EMS held by Gruenwald or anyone else.

    3.3 Enforceability. EMS and Gruenwald, respectively, have full capacity, power, and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement, and this Agreement is binding upon EMS and Gruenwald and is enforceable against EMS and Gruenwald in accordance with the terms of this Agreement.

    3.4 No Conflict with Other Instruments or Proceedings. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (a) result in the breach of any of the terms or conditions of, or constitute a default under, the articles of organization or operating agreement or any charter document, contract, agreement, lease, commitment, indenture, mortgage, pledge, note, bond, license, or other instrument or obligation to which EMS or Gruenwald is now a party or by which EMS or Gruenwald or any of the properties or assets of EMS or Gruenwald may be bound or affected; (b) violate any law, rule, or regulation of any administrative agency or governmental body or any order, writ, injunction, or decree of any court, administrative agency, or governmental body; (c) result in the imposition of any lien or encumbrance on any of the Purchased Assets; (d) give rise to any right of first refusal or similar right to any third party with respect to any interest in any of the Purchased Assets; All consents, approvals, or authorizations of, or declarations, filings, or registrations with, any third parties or governmental or regulatory authorities required under any document or instrument listed in clause (a) in the immediately preceding sentence in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been obtained or made.

    3.5 Compliance with Laws and Other Regulations. Except as set forth on Schedule 3.5, neither of the Sellers are subject to, nor have either of the Sellers been threatened with, any fine, penalty, liability, or disability as the result of a failure to comply with any requirement of federal, state, local, or foreign law, rule, or regulation (including those relating to the environment, employment of labor, or occupational health and safety) or any requirement of any governmental body or agency having jurisdiction over either of the Sellers, the conduct of the Business, the use of assets of EMS or properties or any premises occupied by EMS. EMS is in compliance in all material respects with all of those laws, rules, regulations, and other requirements. There are no outstanding work orders relating to the Purchased Assets from or required by any police or fire department, sanitation, health, or factory authorities or from any federal, state, local, or foreign authority or any matters under discussion with any of those departments or authorities relating to work orders.

    3.6 Financial Statements. Seller’s financial statements as of and for the years ended December 31, 2007 and December 31, 2006, and the internal financial statements for the six (6) months ended June 30, 2008 (the “Financial Statements”), have previously been provided to Buyer and are attached as Schedule 3.6 of the Disclosure Schedule. The Financial Statements, including the notes to the Financial Statements, if any, are true, correct, and complete in all material respects, are in accordance with books and records of EMS, accurately and fairly reflect EMS’s transactions, assets, and liabilities, and present fairly the financial position and condition of EMS as of the respective dates indicated and the results of operations and changes in cash flows for the respective periods then ended, except as otherwise indicated on Schedule 3.6 of the Disclosure Schedule.   In this Agreement, the balance sheet of EMS as of June 30th, 2008, is referred to as the “Balance Sheet,” and June 30th, 2008, is referred to as the “Balance Sheet Date.”

    3.7 Absence of Undisclosed Liabilities. Except for liabilities expressly reserved on the Balance Sheet or disclosed on Schedule 3.7, EMS does not have any debts, liabilities, or obligations of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, including, guarantees, liabilities, or obligations on account of taxes, other governmental charges, duties, penalties, interest, or fines, and, there is no basis for the assertion against EMS of any debt, liability, or obligation.

    3.8 Absence of Certain Changes or Events. From January 1, 2008, up to and including the present date (the “Interim Period”), EMS has conducted the Business in the ordinary and usual course and has maintained the records and books of account relating to the Business in a manner that fairly and accurately reflects the transactions, assets, and liabilities of EMS, except as set forth in Schedule 3.8 and, during the Interim Period, there has been no material adverse change in the condition of the Business, financial or otherwise, or in any of the Purchased Assets except as disclosed on Schedule 3.8. In particular, and without limiting the foregoing, during the Interim Period, Seller has not with respect to the Business: (a) subjected any of the Purchased Assets to any claim, lien, mortgage, security interest, encumbrance, charge, or other restriction; (b) sold, transferred, or otherwise disposed of any of the Purchased Assets except in the ordinary and usual course of business; (c) disposed of or permitted a lapse of any license, permit, patent, trademark, trade name, or copyright; (d) disposed of, licensed or disclosed to any person any trade secret, formula, process, or know-how; (e) purchased or placed a purchase order for inventory, supplies, or any other items, or entered into any other agreement or transaction other than in the ordinary and usual course of business; (f) suffered any material loss of or damage to physical property or other assets, whether or not covered by insurance; (g) paid or incurred any obligation to make any distributions with respect to any membership interests of EMS; or (h) violated any federal, state, local, or foreign law, statute, ordinance, regulation, or order.

    3.9 Customers and Suppliers. During the Interim Period, there has not been any material adverse change in any business relationship EMS has with any of the ten (10) largest customers of the Business or the ten (10) largest suppliers of the Business nor could EMS or Gruenwald reasonably anticipate an adverse change as a result of the transactions contemplated by this Agreement. Schedule 3.9 of the Disclosure Schedule sets forth: (i) the names of the ten (10) largest customers of the Business and the ten (10) largest suppliers of the Business, along with aggregate amount of sales or purchases with each such customer or supplier for the twelve (12) months ending June 30, 2008; (ii) the aggregate dollar value of all accepted and unfilled orders for the sale of products by EMS with respect to the Business (including all agreements with respect to presold inventory); and (iii) all contracts and commitments for the purchase of products and supplies by EMS with respect to the Business. Except as disclosed on Schedule 3.9, there are no claims against EMS or Gruenwald with respect to the Business, or notices of any returns of merchandise, by reason of alleged overshipments, defective merchandise, or otherwise.

    3.10 Taxes. Schedule 3.10 of the Disclosure Schedule contains a list of states, territories, and jurisdictions to which any Tax has been claimed to be, or is, properly payable by EMS. For purposes of this Agreement, “Tax” means (a) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profits tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount, imposed by any governmental authority responsible for the imposition of any tax (domestic or foreign), (b) liability of EMS for the payment of any amounts of the type described in clause (a) as a result of EMS being a member of an affiliated, consolidated, combined or unitary group or being a party to any agreement or arrangement whereby liability of EMS for payment of those amounts was determined or taken into account with reference to the liability of any other person for any period, and (c) liability of EMS with respect to the payment of any amounts of the type described in clauses (a) or (b) as a result of any express or implied obligation to indemnify any other person. Sellers have filed all federal, state, local, and foreign Tax returns that Sellers have been or are required by law to file and those returns are complete, accurate, and correct in all respects. Sellers have paid all Taxes and assessments due and payable by Sellers. Sellers have withheld and paid over all federal, state, local, and foreign withholdings required by law. All current and deferred Tax liabilities of EMS as of the Balance Sheet Date have been set forth in the Balance Sheet. EMS has not signed any extension with any taxing authority concerning any Tax liability and no disputed Tax matters exist for any prior periods. EMS has not received notice of the existence of any fact that would constitute grounds for the assessment of any further Tax with respect to any periods that have not been audited by the Internal Revenue Service or any state, local, or foreign Tax authority, and neither Seller has knowledge of the existence of any such fact.

    3.11 Intellectual Property. Schedule 3.11 of the Disclosure Schedule specifically describes all intellectual property owned or used by EMS. Sellers own the entire right, title, and interest in and to the Intellectual Property, including but not limited to the Controller, free and clear of all claims, liens, licenses, sublicenses, charges, or encumbrances. The Intellectual Property constitutes all of the intellectual property used by EMS in the Business and all of the intellectual property necessary for the operation of the Business. To the knowledge of the Sellers, there is no infringement or unlawful use by any person or entity of any Intellectual Property. To the knowledge of Sellers, EMS has not infringed or unlawfully used the patents, service marks, trade names, trademarks, logos, copyrights, or other proprietary rights of any other person or entity. EMS has proprietary rights in the trade name, trademark, and service mark in that EMS has registered the name “ELECTRIC MOTORSPORTS, LLC” with the Ohio Secretary of State and has made no other action other than the conduct of its business to protect such marks (and all variations of that name), however, any rights accruing to EMS due to its actions remain part of this agreement. None of the Intellectual Property is subject to any pending nor, to the knowledge of either Seller, any threatened claim or challenge, and, to the knowledge of either Seller, there is no valid basis for asserting any claim or challenge. EMS does not require any license or other proprietary right to operate the Business or to manufacture or sell Seller’s products other than normal rights granted by manufacturers in connection with the sale of those manufacturers’ products. EMS does not require any license or other proprietary right to manufacture or sell the Controller.  None of the Intellectual Property Rights owned or used by

EMS is subject to any outstanding order, judgment decree, stipulation, or agreement restricting the use of any of the Intellectual Property Rights. Upon the consummation of the transactions contemplated herein, Buyer shall hold all of the rights, title and interests to all of the intellectual property necessary to manufacture and sell the Controller. Upon the consummation of the transactions contemplated herein, Buyer shall hold all of the intellectual property necessary to conduct the Business as the Business is currently being conducted.

    3.12 Contracts. Except as set forth in detail in Schedule 3.12 of the Disclosure Schedule, EMS is not a party to: (a) any lease, installment purchase agreement, or other contract with respect to any real or personal property; (b) any joint venture, distributor, dealer, sales, advertising, agency, manufacturer’s representative, sales representative, sales agent, franchise, license, or similar contract or commitment; (c) any contract or agreement for the purchase of any commodity, material, or piece of equipment for an aggregate purchase price of more than [One Thousand Dollars ($1,000)]; (d) any contract or agreement that, by its terms, does not terminate or may not be terminated without penalty upon no more than thirty (30) days’ notice; (e) any loan agreement, security agreement, mortgage, indenture, promissory note, conditional sales agreement, or other similar agreement or arrangement; (f) any written or oral consulting or employment contract; (g) any contract out of the ordinary and usual course of business; (h) any contract that if completed in accordance with its terms would result in a loss to or payment by EMS in excess of [One Thousand Dollars ($1,000)]; (i) any contract of guaranty or indemnification; or (j) any contract purporting to limit the freedom of EMS to compete in any line of business in any geographical area. EMS has not given any power of attorney to any person, firm, or corporation for any purpose whatsoever. No person, firm, or corporation has any written or oral agreement, option, understanding, or commitment, or any right or privilege capable of becoming an agreement, for the purchase from any Seller of any of the Purchased Assets.

    3.13 Employee Relations. EMS is not a party to any written or oral, express or implied, contract, agreement, or arrangement with any of EMS’s present or former members, managers, officers, employees, or consultants with respect to length, duration, or conditions of employment (or the termination of employment), salaries, bonuses, percentage compensation, deferred compensation, health insurance, any other form of remuneration, or with respect to any other subject matter whatsoever. There is no pending, threatened, or existing but unasserted claim against EMS for violation of any contract, agreement, or arrangement described above, nor, is there any factual basis upon which a claim could be asserted.

    3.14 Litigation. Except as disclosed on Schedule 3.14 of the Disclosure Schedule, there is no suit, action, proceeding (legal, administrative, or otherwise), claim, investigation, or inquiry (by an administrative agency, governmental body, or otherwise) pending or, to the knowledge of either Seller, threatened by, against, or otherwise affecting EMS or the Business, or any of the properties, assets, or business prospects of EMS or the Business, or the transactions contemplated by this Agreement, at law or in equity, or before or by any federal, state, municipal, or other governmental department, commission, board, agency, instrumentality, arbitration tribunal, or other authority, domestic or foreign, or to which EMS or the Business is or may become a party, and there is no factual basis upon which any suit, action, proceeding, claim, investigation, or inquiry could be asserted or based.  There is no outstanding judgment, order, writ, injunction, or decree of any court, administrative agency, governmental body, or arbitration tribunal against or affecting EMS or the Business or any of the properties, assets, or business prospects of EMS or the Business.

    3.15 Product Liabilities and Warranties. Except as listed in Schedule 3.15 of the Disclosure Schedule, neither Seller has made any express nor implied warranties applicable to products sold or leased by EMS. There is no action, suit, proceeding, or claim pending or, to the knowledge of either Seller, threatened against EMS or the Business under any express or implied warranty covering any products sold or leased by the EMS or the Business, and there is no basis upon which any such claim could be made. There have been no product liability claims covering any products sold or leased by EMS or the Business asserted against either Seller or the Business for the period commencing five years preceding the Closing.

    3.16 Insurance. Schedule 3.16 of the Disclosure Schedule contains a list of all policies of liability, crime, fidelity, life, fire, product liability, workers’ compensation, health, director and officer liability, and all other forms of insurance that EMS owns or hold, including for each policy the name of the insurer, the amount of coverage, the type of insurance, the policy number, the renewal or expiration date, and all pending claims under that policy. The policies of insurance set forth on Schedule 3.16 of the Disclosure Schedule (or other policies providing substantially similar insurance coverage) have been in effect for the dates set forth on Schedule 3.16 for each. To the knowledge of either Seller, there is no threatened termination of, or premium increase with respect to, any of those policies. The present insurance coverage for EMS and the Business shall remain in effect until the Closing Date. There is no claim by or on behalf of either Seller or the Business pending under any of those policies or bonds as to which coverage has been questioned, denied, or disputed by the underwriters of those policies or bonds.

    3.17 Permits and Licenses. All material permits, licenses, orders, and approvals necessary for EMS to carry on the Business as presently conducted (collectively, the “Permits”) are identified in Schedule 3.17 of the Disclosure Schedule and the Permits are in full force and effect and have been complied with by EMS. All fees and charges incident to the Permits have been fully paid and are current, and, to the knowledge of the Sellers, no suspension or cancellation of any of the Permits has been threatened or could reasonably be expected to result by reason of the transactions contemplated by this Agreement.

    3.18 Brokers. Neither Seller has retained or employed any broker, finder, investment banker, or other person, or taken any action, or entered into any agreement or understanding that would give any broker, finder, investment banker, or other person any valid claim against Buyer, the Business or either Seller for a commission, brokerage fee, or other compensation.

    3.19 Accuracy of Statements. No representation or warranty made by either Seller in this Agreement, or any information, statement, certificate, or schedule furnished, or to be furnished, to Buyer pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements not misleading.

ARTICLE 4. BUYER’S REPRESENTATIONS AND WARRANTIES

    Buyer represents and warrants to the Sellers as follows:

    4.1 Buyer’s Organization and Good Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of California.

    4.2 Enforceability. Buyer has full capacity, power, and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement, and this Agreement is binding upon Buyer and is enforceable against Buyer in accordance with the terms of this Agreement, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, or similar laws and subject to generally equitable principles (regardless of whether enforcement is sought at law or in equity).

    4.3 No Conflict with Other Instruments or Proceedings. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (a) result in the breach of any of the terms or conditions of, or constitute a default under, Buyer’s articles of incorporation or bylaws or any contract, agreement, lease, commitment, indenture, mortgage, pledge, note, bond, license, or other instrument or obligation to which Buyer is now a party or by which Buyer may be bound or affected or (b) violate any law, rule, or regulation of any administrative agency or governmental body or any order, writ, injunction, or decree of any court, administrative agency, or governmental body. All consents, approvals, or authorizations of, or declarations, filings, or registrations with, any third parties or governmental or regulatory authorities required of Buyer in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been obtained or made.

    4.4 Brokers. Buyer has not retained or employed any broker, finder, investment banker, or other person, or taken any action, or entered into any agreement or understanding that would give any broker, finder, investment banker, or other person any valid claim against Buyer or either Seller for a commission, brokerage fee, or other compensation.

ARTICLE 5. COVENANTS

    5.1 Employees. At Closing, it is expected that EMS will terminate the employment of all of its employees, effective as of the Closing Date.

    5.2 Maintenance of Records; Cooperation with Preparation of Financial Statements. Buyer shall, for a period of three years following Closing, physically maintain possession of and safeguard Sellers’ books and records of the Business without cost to either Seller and provide reasonable access to such books and records upon reasonable advance notice by Gruenwald.

    5.3 Satisfaction of Warranty Claims. Seller shall handle all warranty claims with respect to product sold by EMS prior to Closing in the same manner and in accordance with the customary and usual practices utilized by EMS prior to Closing, and provide such repairs and/or issue such refunds as may be required by the Warranty listed in Schedule 3.15 in accordance with or better than the customary and usual business practices of EMS; provided, however, that nothing in this Section 5.3 shall be deemed to be a waiver of any breach by the Sellers of the representation in Section 3.15 hereof or any other rights Buyer may have under this Agreement.

    5.4 Further Assurances. Buyer and each of the Sellers shall execute and deliver all documents and take all further actions as may be reasonably required or desirable to carry out the provisions of this Agreement and the transactions contemplated by this Agreement at or after the Closing. Upon the terms and subject to the conditions of this Agreement, Buyer and each of the Sellers shall take all actions and do, or cause to be done, all other things necessary, proper, or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and obtain in a timely manner all necessary waivers, consents, and approvals, and to effect all necessary registrations and filings.

    5.5 Payment of Indebtedness by Related Persons. Except as expressly provided in this Agreement, Sellers will cause all indebtedness owed to either Seller by any related person to be paid in full at or before the Closing.

    5.6 Use of Name. After the Closing Date, neither Seller nor any affiliate of either Seller shall use the name “ELECTRIC MOTORSPORTS” (the “Name”), or any other trade name, trademark, logo, or service mark included in the Purchased Assets. In addition, Sellers shall cooperate with Buyer and take all actions necessary to affect a smooth transfer of the Name to Buyer so that there will be no recording gap between Buyer and Sellers with respect to the Name.

    5.7 Covenant Not to Compete. For a period of one (1) year after the Closing Date, neither EMS nor Bob Gruenwald shall in any manner, directly or indirectly, on behalf of, as an agent of, or in conjunction with, any other person, firm, or corporation, or as a partner of any partnership, a member or manager of any limited liability company, or as a shareholder of any corporation, own, manage, acquire, operate, control, or participate in the ownership, management, operation, or control of, or have any financial interest in any person, firm, business, corporation, or other organization that is engaged in the Business or competes with the Business, within each county and/or similar political division or subdivision, of each state in the United States. Buyer shall be entitled (without limitation of any other remedy) to specific enforcement and/or injunctive relief with respect to any breach or threatened breach of these covenants. The parties intend these covenants to be enforced to the maximum extent possible.

    5.8 Employment Agreement. At the Closing, Buyer and Bob Gruenwald shall enter into an employment agreement (“Employment Agreement”) in the form attached hereto as Exhibit 5.8. It is understood that the Employment Agreement will contain a covenant not to compete similar to that set forth in Section 5.7 above, however, Bob Gruenwald will receive additional compensation under the Employment Agreement for the covenant not to compete, which covenant shall be deemed to have been given in connection with the transactions contemplated by this Agreement.

ARTICLE 6. INDEMNIFICATION

    6.1 Indemnity. Each of the Sellers shall, jointly and severally, defend, indemnify, and hold harmless Buyer and Buyer’s affiliates, and their respective directors, officers, employees, shareholders, representatives, and agents (collectively, the “Buyer Indemnified Parties”), against and with respect to any and all loss, cost, damage, assessment, administrative fine or penalty, decrease in value, liability, obligation, claim, expense (including professional fees and similar expenses), or deficiency (collectively, the “Indemnified Losses”) from, resulting by reason of, or arising in connection with: (a) any and all liabilities of any Seller, or any successor in interest of any Seller, of any nature, whether accrued, absolute, contingent, or otherwise (including without limitation any Tax, severance or pension benefits, workers’ compensation claims, and environmental liabilities), other than the Assumed Liabilities; (b) any inaccuracy, misrepresentation, breach, or nonperformance of any representation, warranty, covenant, undertaking, condition, or agreement made or to be performed by any Seller pursuant to this Agreement or any document delivered to Buyer in connection with this Agreement or the consummation of the transactions contemplated by this Agreement, regardless of whether the inaccuracy, misrepresentation, breach, or omission was deliberate, reckless, negligent, innocent, or unintentional; (c) any pollution or threat to human health or the environment that, since December 13, 1990, is related in any way to the management, use, control, ownership or operation of the Purchased Assets or the Business by any Seller, including all on-site and off-site activities involving Hazardous Material, and that occurred, existed, or arose out of conditions or circumstances that occurred or existed, or was caused, in whole or in part, on or before the Closing Date, whether or not the pollution or threat to human health or the environment is described in the Disclosure Schedule or is known to any Seller or Buyer; and (d) any use of the Purchased Assets and the conduct of the Business by any Seller on or before the Closing Date, including without limitation any environmental related matters arising from actions, inactions, or events occurring on or before Closing Date, except the Assumed Liabilities. The parties hereto acknowledge and agree that the rights of Buyer herein are rights to defense as well as indemnification and that Sellers are jointly and severally obligated hereunder to provide such defense and indemnification.

    6.2 Indemnified Losses Broadly Defined. The Indemnified Losses shall include without limitation Indemnified Losses related to actual or alleged (a) violations of law, (b) products liability, (c) environmental liabilities, (d) Tax payment obligations, (e) breach or nonperformance or failure to timely perform under contracts (oral or written), leases, or warranties, (f) claims by present or former employees or applicants for employment, and (g) claims in connection with labor unions or collective bargaining arrangements. The Indemnified Losses shall also include but not be limited to any decrease in the value of the Purchased Assets related to any breach of the representations and warranties of any Seller. The right to indemnification, payment for Indemnified Losses, or other remedy based on the representations, warranties, covenants, and obligations of any Seller shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) by any person at any time, whether before or after the date of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of, or compliance with, any representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of, or compliance with, any covenant or obligation, will not affect the right to indemnification, payment of Indemnified Losses, or any other remedy based on those representations, warranties, covenants, and obligations.

    6.3 Indemnification Period. The right of the Buyer Indemnified Parties to seek indemnification under this Article shall survive (“Indemnity Period”): (a) indefinitely with respect to representations, warranties, covenants, and agreements relating to: (i) title to the Purchased Assets, including but not limited to the right and title to the Intellectual Property Rights; (ii) the right of Sellers to convey and transfer the Purchased Assets to Buyer free and clear of any and all Encumbrances; and (iii) the enforceability of this Agreement or any covenant not to compete; (b) for the period set forth in Section 7.3 with respect to all claims other than the claims described in clause (a). For purposes of the preceding sentence, a claim shall be deemed made upon the earlier of: (x) the filing of a Demand for Arbitration with respect to the matter underlying the claim; or (y) receipt by either of a written notice of claim setting forth the amount of the claim (if known by Buyer) and a general description of the facts underlying the claim. The parties hereto waive the applicable statutes of limitation with respect to the claims referenced in clause (a) of the first sentence of this Section 6.3.

    6.4 Third-Party Claims.

(a) Notice of Third-Party Claims. If any action, suit, or proceeding (including claims by federal, state, local, or foreign tax authorities) shall be threatened or commenced against any of the Buyer Indemnified Parties in respect of which any of the Buyer Indemnified Parties may demand indemnification under this Agreement, Buyer shall notify Sellers to that effect with reasonable promptness after receiving written notice of the action, suit, or proceeding, and Sellers shall to defend against the action, suit, or proceeding, at Sellers’ sole expense, subject to the limitations set forth below.

(b) Defense of Claims. Sellers shall notify Buyer that shall defend Buyer against the action, suit or proceeding with reasonable promptness. Buyer shall have the right to employ Buyer’s own counsel and participate in the defense of the case, but the fees and expenses of Buyer’s counsel shall be at the expense of Buyer, unless (i) the employment of Buyer’s counsel at the expense of Seller shall have been authorized in writing by either Seller in connection with the defense of the action, suit, or proceeding; (ii) either Seller shall have decided not to defend against the action, suit, or proceeding; or (iii) Buyer shall have reasonably concluded that (A) Buyer’s interests could only be adequately protected by Buyer’s direct participation in or defense of the action, suit, or proceeding, or (B)the action, suit, or proceeding involves to a significant extent matters beyond the scope of the indemnity agreement contained in this Article. In any case described in clause (iii) of the preceding sentence, Sellers shall not have the right to direct the defense of the action, suit, or proceeding on behalf of Buyer, and that portion of the fees and expenses reasonably related to matters covered by the indemnity agreement contained in this Article shall be borne by Sellers. Buyer may not compromise or settle a claim that is subject to indemnification by Sellers without the written consent of either Seller, which consent shall not be unreasonably withheld, conditioned, or delayed.

(c) Conduct of Defense. Any party granted the right to direct the defense of a claim pursuant to this Article shall: (i) keep the other parties to this Agreement fully informed of the action, suit, or proceeding at all stages of the matter, whether or not represented; (ii) promptly submit to the other parties copies of all pleadings, responsive pleadings, motions, and other similar legal documents and papers received in connection with the action, suit, or proceeding; (iii) permit the other parties to this Agreement and their counsel, to the extent practicable, to confer on the conduct of the defense of the action, suit, or proceeding; and (iv) to the extent practicable, permit the other parties to this Agreement and their counsel an opportunity to review all legal papers to be submitted before the submission. Subject to an appropriate confidentiality agreement, the parties shall make available to each other and each other’s counsel and accountants all of the books and records relating to the action, suit, or proceeding, and each party shall render to the other any assistance as may be reasonably required in order to ensure the proper and adequate defense of the action, suit, or proceeding.

    6.5 Claims by Buyer. Buyer shall notify Sellers in writing with reasonable promptness after the discovery of any claim upon which Buyer will demand indemnification from Sellers under this Agreement. To the extent possible, the notice shall describe in reasonable detail the basis for the claim, include, where commercially practicable, an itemized accounting of the claim, and provide a good faith estimate of the amount of the Indemnified Loss. Within fifteen (15) days after receipt of the notice, Sellers shall either reimburse Buyer for the amount of the claim (or acknowledge Buyer’s right of offset) or notify Buyer of Sellers’ intent to dispute the claim. The foregoing notwithstanding, if Buyer would otherwise be entitled to indemnification under this Agreement but for Buyer’s failure timely to deliver a notice, Buyer shall nevertheless be entitled to be indemnified under this Article unless either Seller can establish that either Seller has been materially prejudiced by any time elapsed or by any intervening payment, settlement, or other disposition of the claim.

    6.6 Offset. The Buyer Indemnified Parties may, as one of their remedies in the event of any breach of this Agreement by either Seller or to effect indemnification against Sellers under this Article, withhold sums payable to either Seller pursuant to this Agreement, or otherwise, to the extent of any claim asserted by the Buyer Indemnified Parties, and unless otherwise agreed to by the parties, Buyer shall be required to place such disputed amounts into an escrow account while such disagreement is arbitrated in accordance with Section 7.18 of this Agreement. The claims of the Buyer Indemnified Parties shall not, however, be limited to the payment amounts required by the agreements referenced above and the Buyer Indemnified Parties shall have the right to recover directly from Sellers the amount of any claims.

    6.7 Limitation on Indemnification. Notwithstanding anything to the contrary contained in Section 1.4 or this Article 6, neither Seller shall have any obligation to indemnify the Buyer Indemnified Parties with respect to any matter described in Section 6.1 until the Buyer Indemnified Parties have suffered aggregate Indemnified Losses in excess of Twenty-five Thousand Dollars ($25,000) (the “Basket”) (at which point, Sellers will be obligated to indemnify the Buyer Indemnified Parties from and against all Indemnified Losses relating back to the first dollar). Once the Basket has been exceeded, Sellers shall be obligated to indemnify the Buyer Indemnified Parties, provided, however, that the Basket shall not apply to any Indemnified Losses resulting from (y) fraud or the intentional actions or omissions of any Seller or (z) the breach of any representation or warranty (or any portion of any representation or warranty) with respect to the quality of title to any of the Purchased Assets. In any case, the Sellers’ indemnification under Section 6.1 shall not exceed Six Hundred Thousand Dollars ($600,000.00).

    6.8 Remedies Cumulative. The remedies provided in this Article are cumulative and shall not prevent the assertion by the Buyer Indemnified Parties of any other rights or the seeking of any other remedies against either Seller.

ARTICLE 7. GENERAL

    7.1 Ordinary and Usual Course; Knowledge. As used in this Agreement, the phrases (a) “ordinary and usual course,” “ordinary and usual course of business,” “ordinary course of business,” and similar phrases mean activity that is performed (i) in accordance with the customary business practices and usages of trade prevailing in the industry or industries in which EMS operates, and (ii) in accordance with the historical and customary practices of EMS with respect to the activity, and (b) “to the knowledge of Sellers” or “to Sellers’ knowledge” means the actual knowledge of Gruenwald or any key employee of EMS after reasonable investigation.

    7.2 Risk of Loss. The risk of loss or destruction of, or damage to, the Purchased Assets (a “Loss”) shall be on Sellers at all times on or before the Closing Date. Sellers shall take all reasonable steps consistent with the normal business practices of EMS to repair, replace, and restore the Purchased Assets as soon as possible after any Loss. All insurance proceeds received by either Seller with respect to any Loss shall be applied to replacement, restoration, or repair, or if not so applied before the Closing Date, shall be remitted to Buyer promptly after receipt. Any obligation of Sellers to repair, replace, and restore the Purchased Assets shall terminate on the Closing Date or, if earlier, upon the termination of this Agreement. Notwithstanding any other provision of this Section, Sellers shall be entitled to retain any insurance proceeds to the extent either Seller has previously expended amounts to repair, replace, or restore a Loss to the Purchased Assets on or before the Closing Date; provided, however, that any insurance proceeds in excess of such expended amounts shall be delivered to Buyer to the extent provided above.

    7.3 Survival   of Representations,  Warranties,  Covenants,   and   Indemnities. Subject to the limitations of the Indemnity Period described above, all representations, warranties, covenants, and indemnities made by any party to this Agreement shall survive the Closing for a period of two (2) years. No investigation by Buyer shall in any way affect Buyer’s right to rely on the representations, warranties, and covenants of Sellers set forth in this Agreement or any document related to this Agreement.

    7.4 Confidentiality. Unless otherwise required by law, the parties to this Agreement shall not make any disclosure of the existence or terms of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other party or parties, except that each party may disclose the transactions contemplated by this Agreement to that party’s professional advisers, to that party’s institutional lenders, and to that party’s management employees, to the extent that any of those persons or entities needs to know of the transactions in connection with the person’s or entity’s relationship with the disclosing party. Notwithstanding the foregoing, Buyer may provide this Agreement, any agreements or documents related to the transactions contemplated herein and any additional information to any investors, lenders, or prospective investors or lenders and their respective advisors.

    7.5 Assignment and Benefits. Neither Seller may assign or transfer this Agreement, either directly or indirectly, by merger, liquidation, consolidation, sale of stock, change of control, operation of law, or other means, without the prior written consent of all parties to this Agreement. Any assignment of the obligations of this Agreement by any Seller shall not release the assignor or any guarantor from the duty to perform that person’s obligations under this Agreement. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the respective successors and permitted assigns of each of the parties to this Agreement.

    7.6 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered, sent by facsimile, or sent by express delivery service with charges prepaid and receipt requested, or, if those services are not reasonably available, mailed (postage prepaid) by certified mail with return receipt requested:

To Buyer at:	Balqon Corporation
1701 E. Edinger Unit E-3
Santa Ana, CA 92705 Attn: President Fax: ______________

With a copy to:	Hallstrom, Klein & Ward, LLP
15615 Alton Parkway Suite 175 Irvine, CA 92618 Attn: Richard Christesen, Esq. Fax: (949) 450-1588

To Sellers at:	Bob Gruenwald
Electric Motorsports, LLC 2072 Greenpine Drive Cincinnati, Ohio 45231

With a copy to:	Fredric J. Robbins, Esq.
Robbins, Kelly, Patterson and Tucker 7 W. Seventh Street, Suite 1400 Cincinnati, Ohio 45202 Fax: 513-721-5001

Any party may change that party’s address by prior written notice to the other parties.

    7.7 Expenses. Each party to this Agreement shall pay that party’s respective expenses, costs, and fees (including professional fees) incurred in connection with the negotiation, preparation, execution, and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement. Sellers shall pay for the cost of any conveyance, transfer, excise, storage, sales, use, recording, or similar taxes or fees, if any, arising out of the sale, transfer, conveyance, or assignment of the Purchased Assets or the Business to Buyer.

    7.8 Entire Agreement. This Agreement, and the exhibits and schedules (including the Disclosure Schedule) to this Agreement (which are incorporated in this Agreement by reference), and the agreements referred to in this Agreement, contain the entire agreement and understanding of the parties and supersede all prior agreements, negotiations, arrangements, and understandings relating to the subject matter of this Agreement.

    7.9 Amendments and Waivers. This Agreement may be amended, modified, superseded, or canceled, and any of the terms, covenants, representations, warranties, or conditions of this Agreement may be waived, only by a written instrument signed by each of Buyer and Gruenwald or, in the case of a waiver, by or on behalf of the party waiving compliance. The failure of any party at any time to require performance of any provision in this Agreement shall not affect the right of that party at a later time to enforce that or any other provision. No waiver by any party of any condition, or of any breach of any term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall be deemed to be a further or continuing waiver of any condition or of any breach of any other term, covenant, representation, or warranty.

    7.10 No Third-Party Beneficiaries. Except as otherwise expressly provided herein, the provisions of this Agreement are solely between and for the benefit of the respective parties to this Agreement, and do not inure to the benefit of, or confer rights upon, any third party, including any employee of Buyer or EMS.

    7.11 Severability. Except as otherwise specifically provided in this Agreement, this Agreement shall be interpreted in all respects as if any invalid or unenforceable provision or portion of any provision were omitted from this Agreement to the extent of such invalidity or to the extent necessary to make such provision enforceable. All provisions of this Agreement shall be enforced to the full extent permitted by law.

    7.12 Headings. The headings of the sections and subsections of this Agreement have been inserted for convenience of reference only and shall not restrict or modify any of the terms or provisions of this Agreement.

    7.13 Governing Law. This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the State of California, as applied to contracts made and to be performed in that state, without regard to conflicts of law principles.

    7.14 Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party by virtue of having drafted this Agreement or any provision hereof. Unless otherwise expressly provided, the words “include” and “including” (and variations of those words) whenever used in this Agreement shall not limit the preceding words or terms but shall be understood to mean “include but are not limited to” or “including without limitation” (and similar meanings). The parties intend that each representation, warranty, and covenant contained in this Agreement shall have independent significance. If any party has breached any representation, warranty, or covenant contained in this Agreement in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.

    7.15 Guaranty by Gruenwald. By joining in this Agreement, Gruenwald guarantee to Buyer the full and prompt payment and performance (not just collection) by EMS of all of EMS’ covenants and obligations under this Agreement and any ancillary agreements. If RMS does not perform a covenant or obligation under this Agreement or any ancillary agreement, Gruenwald shall promptly perform the covenant or obligation. This guaranty of Gruenwald is an absolute, irrevocable, primary, continuing, unconditional, and unlimited guaranty of performance and payment, and is not a guaranty of collection. This guaranty shall remain in full force and effect (and shall remain in effect notwithstanding any amendment to this Agreement) until all of Sellers’ obligations have been paid, observed, performed, or discharged in full. Gruenwald has full capacity, power, and authority to enter into this Agreement and to carry out the covenants and agreements specifically made by Gruenwald in this Agreement, and this Agreement is binding on Gruenwald and enforceable against Gruenwald in accordance with the terms of this Agreement.

    7.16 Attorneys’ Fees. In the event of litigation between the parties pertaining to this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees in addition to all costs of suit.

    7.17 Independent Representation. Sellers acknowledge that Buyer has been represented in this transaction by Richard Christesen attorney of Hallstrom, Klein & Ward, LLP (“Firm”), and Robert Miranda, CPA of Miranda & Associates (the “Accountants”). Sellers acknowledge that the Firm, Mr. Christesen and the Accountants do not represent the Sellers , that neither of the Sellers are relying upon the advice of the Firm or Mr. Christesen or the Accountants, and that the Sellers have been advised to seek the advice of independent attorneys and accountants to represent them in connection with this matter.]

    7.18 Arbitration. Any dispute arise between the parties with respect to any provisions of this Agreement or the breach thereof, including any representations, warranties, covenants or obligations contained herein, or any ancillary agreements, any disputes with respect to the interpretation of any of the terms contained in this Agreement, or the arbitrability of any such dispute shall be submitted to final and binding arbitration before JAMS, or its successor, pursuant to JAMS Streamlined Arbitration Rules and Procedures then in effect. Either Seller or Buyer may commence the arbitration process called for in this Agreement by filing a written demand for arbitration (a “Demand for Arbitration”) with JAMS, in Los Angeles, California, with a copy sent concurrently to the other party. The arbitration will be conducted in Los Angeles, California, before one arbitrator. The parties will cooperate with JAMS and with one another in selecting an arbitrator from JAMS’ panel of neutrals, and in scheduling the arbitration proceedings. The parties covenant that they will participate in the arbitration in good faith, and that Buyer and Sellers will share equally in its costs. The prevailing party or parties in such arbitration, as determined by the arbitrator, shall be entitled to reasonable attorneys’ fees. The arbitrator shall have the same powers as those of a judge of the Superior Court of the State of California, shall be bound by the statutes and case law of the State of California, and shall render a decision as would a judge of a Superior Court of the State of California. If proper notice of any hearing has been given, the arbitrator will have full power to proceed to take evidence and to perform any other acts necessary to arbitrate the matter in the absence of any party who fails to appear. EACH PARTY HERETO WAIVES THE RIGHT TO A JURY TRIAL TO THE FULLEST EXTENT POSSIBLE UNDER APPLICABLE LAW.

    7.19 Counterparts; Signatures. This Agreement may be signed in one or more counterparts, each of which shall be deemed to be an original, and all of such counterparts shall together constitute one complete document. A signature sent by fax or other electronic means shall be as effective as an original signature.

[BALANCE OF PAGE LEFT BLANK]

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, this Agreement is executed at Los Angeles, California, as of the date first above written.

SELLER:	BUYER:

ELECTRIC MOTORSPORTS, LLC.	BALQON CORPORATION

By:	By:
Bob Gruenwald, [Member/Manager]		President

By
Secretary or CFO
GRUENWALD

BOB GRUENWALD

LIST OF EXHIBITS

Exhibit No.	Subject

1.1	Excluded Assets
1.1(a)	Intellectual Property
1.2	Form of Share Purchase Agreement
1.3(a)	Assumed Contacts
1.4	Existing Backlog
2.2	Form of Promissory Note
5.8	Form of Employment Agreement

IN WITNESS WHEREOF, this Agreement is executed at Los Angeles, California, as of the date first above written.

SELLER:	BUYER:

ELECTRIC MOTORSPORTS, LLC.	BALQON CORPORATION

By	By
Bob Gruenwald, [Member/Manager]		President

By
Secretary or CFO

BOB GRUENWALD

BOB GRUENWALD

LIST OF EXHIBITS

Exhibit No.	Subject

1.1	Excluded Assets
1.1(a)	Intellectual Property
1.2	Form of Share Purchase Agreement
1.3(a)	Assumed Contacts
1.4	Existing Backlog
2.2	Form of Promissory Note
5.8	Form of Employment Agreement

22